Exhibit 99.1
ENDO REPORTS FIRST-QUARTER 2020 FINANCIAL RESULTS AND PROVIDES UPDATE RELATING TO COVID-19 PANDEMIC
— First quarter revenues increased 14% to $820 million versus prior year, augmented by approximately $75 million due to impact of coronavirus (COVID-19) pandemic —
— Full-year 2020 financial guidance withdrawn due to uncertainty regarding the continued impact of the COVID-19 pandemic —
DUBLIN, May 7, 2020 -- Endo International plc (NASDAQ: ENDP) today reported financial results for the first quarter ended March 31, 2020 and provided an update relating to the impact of the COVID-19 pandemic.
“I am proud of the way Endo is responding to the challenges associated with the COVID-19 pandemic. We have taken appropriate steps to protect the health and safety of our nearly 3,200 team members and their families around the globe, to support our communities through monetary and product donations, and to rapidly increase the production and distribution of Endo’s critical care products which are administered to patients suffering from COVID-19,” said Blaise Coleman, President and Chief Executive Officer at Endo.
Mr. Coleman continued, “Our first-quarter 2020 results reflect continued strong underlying performance from our Sterile Injectables segment and the Specialty Products Portfolio of our Branded Pharmaceuticals segment. Our results were significantly augmented by higher patient demand and increased customer inventory purchasing due to the COVID-19 pandemic. Although the future impact on our business from COVID-19 is uncertain, we will continue our commitments to keeping our team members safe, reliably supplying critical medicines to patients in need and investing for long term success.”
COMPREHENSIVE RESPONSE TO COVID-19

•
Endo implemented alternative working practices and mandatory work from home requirements for appropriate team members and transitioned its sales force to a “virtual” engagement model to continue supporting healthcare professionals, patient care and access to medicines.

•	Endo maintained and prioritized operations at all manufacturing sites with a modified schedule to safely focus on demand for critical care and medically necessary products.

•
Endo implemented shift rotations, increased social distancing, provided additional compensation to certain on-site operations employees and enhanced the already rigorous cleaning protocols throughout all of the Company’s facilities.

•	Endo pledged over $5 million in product and monetary support to help address COVID-19 related needs.

FIRST QUARTER 2020 REVENUES AUGMENTED BY IMPACT OF COVID-19

•
Endo’s Sterile Injectables segment revenue growth was favorably impacted by approximately $45 million due to higher utilization and increased channel inventory stocking of VASOSTRICT®, ADRENALIN® and other products used primarily to treat patients infected with COVID-19.

•
Endo’s Branded Pharmaceuticals segment revenue was not materially impacted by COVID-19 as inventory stocking of XIAFLEX® by some customers at the end of the first-quarter resulting from future access concerns was partially offset by a decrease in demand for XIAFLEX® during the last two weeks of the quarter due to a reduction in physician activity and a slowing of patient office visits because of shelter in place orders.

•
Endo’s Generic Pharmaceuticals segment revenue growth was driven by approximately $30 million from accelerated prescription fulfillment due to consumer access concerns and the utilization of certain generic medications used to treat patients suffering from COVID-19.

EXPECTED ONGOING COVID-19 BUSINESS IMPACT

•
Sterile Injectables Segment: Endo anticipates segment revenues to increase in the second-quarter of 2020 versus the first-quarter of 2020 primarily due to higher utilization and channel inventory stocking. During the second half of 2020, Endo anticipates a period of destocking with a subsequent return towards pre-COVID-19 purchasing levels. The Company expects full-year 2020 revenues to increase compared to full-year 2019 revenues.

•
Branded Pharmaceuticals Segment: Endo anticipates segment revenues to decline in the second-quarter of 2020 compared to the first-quarter of 2020 due to decreased demand for physician administered products, including XIAFLEX® and SUPPRELIN® LA, which began during the last two weeks of the first-quarter because of office closures and a decline in patients electing to be treated. The Company expects to see a gradual increase in demand beginning in the second half of 2020 as physician and patient activities return towards pre-COVID-19 levels. The Company expects full-year 2020 revenues to decline compared to full-year 2019 revenues.

•
Generic Pharmaceuticals Segment: Endo anticipates a decline in segment revenues in the second-quarter of 2020 compared to the first-quarter of 2020 driven by lower prescription trends following accelerated first-quarter prescription fulfillment. As a result of Endo’s modified production schedules to safely maintain operations in response to COVID-19, the Company also expects potential temporary supply decreases of lower margin products and potential launch delays for certain medications in this segment. The Company expects full-year 2020 revenues to decline compared to full-year 2019 revenues.

•
Anticipated product launch of Collagenase Clostridium Histolyticum (CCH) for the treatment of cellulite in the buttocks moved to first-quarter 2021: As a result of the anticipated impact of COVID-19 on medical aesthetics physician office closures and consumer spending, the Company is moving its anticipated product launch to the first-quarter 2021, pending FDA approval. This tactical shift in launch timing is intended to allow medical aesthetics physicians and their patients, as well as the broader market, to return towards a pre-COVID-19 environment. Given the change in Endo’s CCH launch timing, the Company has modified its recruiting plans and the phasing of certain commercial launch plan activities. These decisions are resulting in an expected reduction to estimated 2020 full year adjusted operating expenses. The Prescription Drug User Fee Act (PDUFA) date for CCH for cellulite is July 6, 2020.

•
Development Activities: Endo currently anticipates modest delays in patient recruitment and site selection for new clinical trials and ongoing studies. Additionally, the Company anticipates potential delays in some of its new product regulatory filings planned for 2020 in its Sterile Injectables and Generic Pharmaceuticals segments.

•
2020 Full-year Guidance Withdrawn: Due to the uncertainty surrounding the duration and severity of the COVID-19 pandemic and its impact on the Company’s business and operations, the Company is not able to reliably estimate its results for the remainder of 2020. As a result, Endo is withdrawing its previously provided 2020 financial guidance. In addition, as a result of this uncertainty, Endo’s consolidated and business segment financial results for the three months ended March 31, 2020 and for any other period(s) during the COVID-19 pandemic and any recovery period(s) may not be directly comparable to any historical period(s) and may not be indicative of future results.

Endo is providing the following limited second-quarter 2020 outlook considerations, at current exchange rates, for revenue, adjusted gross margin and adjusted operating margin. The company estimates:

◦	Total revenues to decline in the low 20’s percentage range compared to the first-quarter of 2020;

◦	Adjusted gross margin to be approximately 60 percent of revenues; and

◦	Adjusted operating expenses to be approximately 25 percent of revenues.
FIRST-QUARTER FINANCIAL PERFORMANCE
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019 (1)	Change
Total Revenues, Net	$820,405	$720,411	14%
Reported Income (Loss) from Continuing Operations	$157,581	$(12,612)	NM
Reported Diluted Weighted Average Shares	233,014	224,594	4%
Reported Diluted Net Income (Loss) per Share from Continuing Operations	$0.68	$(0.06)	NM
Reported Net Income (Loss)	$129,930	$(18,573)	NM
Adjusted Income from Continuing Operations	$220,400	$138,773	59%
Adjusted Diluted Weighted Average Shares (2)	233,014	231,634	1%
Adjusted Diluted Net Income per Share from Continuing Operations	$0.95	$0.60	58%
Adjusted EBITDA	$421,126	$351,096	20%
__________

(1)
Certain prior period adjusted amounts have been revised as a result of a change in the Company’s definition of its adjusted financial metrics. Refer to the “Supplemental Financial Information” section below for additional discussion.

(2)
Reported Diluted Net Income (Loss) per Share from continuing operations is computed based on weighted average shares outstanding and, if there is income from continuing operations during the period, the dilutive impact of ordinary share equivalents outstanding during the period. In the case of Adjusted Diluted Weighted Average Shares, Adjusted Income from Continuing Operations is used in determining whether to include such dilutive impact.

CONSOLIDATED RESULTS
Total revenues were $820 million in first-quarter 2020 compared to $720 million during the same period in 2019. This increase was attributable to strong growth in the Sterile Injectables segment and the Specialty Products portfolio of the Branded Pharmaceuticals segment, together with recent product launches in the Generic Pharmaceuticals segment. It was also attributable to higher patient demand and increased customer inventory purchasing due to the COVID-19 pandemic. This increase was partially offset by continued competitive pressures in the Established Products portfolio of the Branded Pharmaceuticals segment.

Reported income from continuing operations in first-quarter 2020 was $158 million compared to reported loss from continuing operations of $13 million during the same period in 2019. This result was primarily attributable to a discrete tax benefit arising from the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and strong operating performance. Reported diluted net income per share from continuing operations in first-quarter 2020 was $0.68 compared to reported diluted net loss per share from continuing operations of $0.06 in first-quarter 2019.
Adjusted income from continuing operations in first-quarter 2020 was $220 million compared to $139 million in first-quarter 2019. This increase was primarily attributable to higher first-quarter 2020 revenues. Adjusted diluted net income per share from continuing operations in first-quarter 2020 was $0.95 compared to $0.60 in first-quarter 2019.
BRANDED PHARMACEUTICALS SEGMENT
First-quarter 2020 Branded Pharmaceuticals segment revenues of $204 million were comparable to the same period in the prior year. Continued strong growth in the segment’s Specialty Products portfolio was offset by ongoing generic competition in the segment’s Established Products portfolio.
Specialty Products revenues increased 17% to $134 million in first-quarter 2020 compared to $115 million in first-quarter 2019, primarily driven by the strong performance of XIAFLEX®. Sales of XIAFLEX® increased 30% to $89 million compared to $69 million in first-quarter 2019, which was primarily attributable to demand growth driven by continued commercial execution and investment in promotional activities as well as inventory stocking in the specialty pharmacy and specialty distributor channels.
STERILE INJECTABLES SEGMENT
First-quarter 2020 Sterile Injectables segment revenues were $336 million, an increase of 25% compared to $270 million in first-quarter 2019. This increase reflects the strong growth of VASOSTRICT® and ADRENALIN® resulting primarily from significantly increased sales volume towards the end of the quarter due to higher utilization primarily to treat patients infected with COVID-19, increased channel inventory stocking and price.
GENERIC PHARMACEUTICALS SEGMENT
First-quarter 2020 Generic Pharmaceuticals segment revenues were $251 million, an increase of 15% compared to $219 million in first-quarter 2019. This increase was primarily attributable to recent product launches and accelerated prescription fulfillment resulting from consumer access concerns related to the COVID-19 pandemic and was partially offset by continued competitive pressure on commoditized generic products. During first-quarter 2020, the Generic Pharmaceuticals segment launched four products.
INTERNATIONAL PHARMACEUTICALS SEGMENT
First-quarter 2020 International Pharmaceuticals segment revenues of $29 million were comparable to the same period in the prior year.
BALANCE SHEET, LIQUIDITY AND OTHER UPDATES
As of March 31, 2020, the Company had approximately $1.5 billion in unrestricted cash; $8.4 billion of debt; and a net debt to adjusted EBITDA ratio of 4.7.
First-quarter 2020 cash provided by operating activities was $63 million, compared to $91 million of net cash used in operating activities during first-quarter 2019.

CONFERENCE CALL INFORMATION
Endo will conduct a conference call with financial analysts to discuss this press release today at 8:00 a.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 4777677. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from May 7, 2020 at 11:00 a.m. ET until 11:00 a.m. ET on May 14, 2020 by dialing U.S./Canada (800) 585-8367, International (404) 537-3406, and entering the passcode 9795496.
A simultaneous webcast of the call can be accessed by visiting http://investor.endo.com/events-and-presentations. In addition, a replay of the webcast will be available on the Company website for one year following the event.

FINANCIAL SCHEDULES
The following table presents Endo's unaudited Total revenues, net for the three months ended March 31, 2020 and 2019 (dollars in thousands):

	Three Months Ended March 31,		Percent Growth
	2020	2019
Branded Pharmaceuticals:
Specialty Products:
XIAFLEX®	$89,072	$68,507	30%
SUPPRELIN® LA	19,720	22,056	(11)%
Other Specialty (1)	25,505	24,403	5%
Total Specialty Products	$134,297	$114,966	17%
Established Products:
PERCOCET®	$27,703	$30,760	(10)%
EDEX®	8,568	5,971	43%
Other Established (2)	33,505	51,828	(35)%
Total Established Products	$69,776	$88,559	(21)%
Total Branded Pharmaceuticals (3)	$204,073	$203,525	—%
Sterile Injectables:
VASOSTRICT®	$202,904	$139,137	46%
ADRENALIN®	56,512	47,322	19%
Ertapenem for injection	17,874	32,219	(45)%
APLISOL®	9,867	12,381	(20)%
Other Sterile Injectables (4)	49,233	38,989	26%
Total Sterile Injectables (3)	$336,390	$270,048	25%
Total Generic Pharmaceuticals	$251,283	$218,526	15%
Total International Pharmaceuticals	$28,659	$28,312	1%
Total revenues, net	$820,405	$720,411	14%
__________

(1)	Products included within Other Specialty are NASCOBAL® Nasal Spray and AVEED®.

(2)	Products included within Other Established include, but are not limited to, LIDODERM® and TESTOPEL®.

(3)
Individual products presented above represent the top two performing products in each product category for the three months ended March 31, 2020 and/or any product having revenues in excess of $25 million during any quarterly period in 2020 or 2019.

(4)	Products included within Other Sterile Injectables include ephedrine sulfate injection and others.

The following table presents unaudited Condensed Consolidated Statement of Operations data for the three months ended March 31, 2020 and 2019 (in thousands, except per share data):

	Three Months Ended March 31,
	2020	2019
TOTAL REVENUES, NET	$820,405	$720,411
COSTS AND EXPENSES:
Cost of revenues	388,799	391,909
Selling, general and administrative	166,768	151,123
Research and development	31,615	33,486
Litigation-related and other contingencies, net	(17,176)	6
Asset impairment charges	97,785	165,448
Acquisition-related and integration items, net	12,462	(37,501)
Interest expense, net	132,877	132,675
Gain on extinguishment of debt	—	(119,828)
Other (income) expense, net	(13,974)	4,802
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$21,249	$(1,709)
INCOME TAX (BENEFIT) EXPENSE	(136,332)	10,903
INCOME (LOSS) FROM CONTINUING OPERATIONS	$157,581	$(12,612)
DISCONTINUED OPERATIONS, NET OF TAX	(27,651)	(5,961)
NET INCOME (LOSS)	$129,930	$(18,573)
NET INCOME (LOSS) PER SHARE—BASIC:
Continuing operations	$0.69	$(0.06)
Discontinued operations	(0.12)	(0.02)
Basic	$0.57	$(0.08)
NET INCOME (LOSS) PER SHARE—DILUTED:
Continuing operations	$0.68	$(0.06)
Discontinued operations	(0.12)	(0.02)
Diluted	$0.56	$(0.08)
WEIGHTED AVERAGE SHARES:
Basic	227,198	224,594
Diluted	233,014	224,594

The following table presents unaudited Condensed Consolidated Balance Sheet data at March 31, 2020 and December 31, 2019 (in thousands):

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,531,538	$1,454,531
Restricted cash and cash equivalents	200,666	247,457
Accounts receivable	536,903	467,953
Inventories, net	324,962	327,865
Other current assets	141,266	88,412
Total current assets	$2,735,335	$2,586,218
TOTAL NON-CURRENT ASSETS	6,570,545	6,803,309
TOTAL ASSETS	$9,305,880	$9,389,527
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses, including legal settlement accruals	$1,297,191	$1,412,954
Other current liabilities	49,800	47,335
Total current liabilities	$1,346,991	$1,460,289
LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,354,920	8,359,899
OTHER LIABILITIES	341,786	435,883
SHAREHOLDERS' DEFICIT	(737,817)	(866,544)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$9,305,880	$9,389,527

The following table presents unaudited Condensed Consolidated Statement of Cash Flow data for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$129,930	$(18,573)
Adjustments to reconcile Net income (loss) to Net cash provided by (used in) operating activities:
Depreciation and amortization	141,588	162,733
Asset impairment charges	97,785	165,448
Other, including cash payments to claimants from Qualified Settlement Funds	(306,747)	(400,191)
Net cash provided by (used in) operating activities	$62,556	$(90,583)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, excluding capitalized interest	$(19,638)	$(15,386)
Proceeds from sale of business and other assets, net	4,167	103
Other	(492)	(1,094)
Net cash used in investing activities	$(15,963)	$(16,377)
FINANCING ACTIVITIES:
Payments on borrowings, net	$(9,721)	$(26,585)
Other	(4,762)	(7,186)
Net cash used in financing activities	$(14,483)	$(33,771)
Effect of foreign exchange rate	(1,894)	537
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS	$30,216	$(140,194)
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, BEGINNING OF PERIOD	1,720,388	1,476,837
CASH, CASH EQUIVALENTS, RESTRICTED CASH AND RESTRICTED CASH EQUIVALENTS, END OF PERIOD	$1,750,604	$1,336,643

SUPPLEMENTAL FINANCIAL INFORMATION
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company's use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the U.S. Securities and Exchange Commission, which includes an explanation of the Company's reasons for using non-GAAP measures.
The tables below provide reconciliations of certain of our non-GAAP financial measures to their most directly comparable GAAP amounts. Refer to the "Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures" section below for additional details regarding the adjustments to the non-GAAP financial measures detailed throughout this Supplemental Financial Information section.
Effective January 1, 2020, the Company revised its definition of its adjusted financial metrics to exclude certain legal costs. The Company believes that such costs are not indicative of business performance and that excluding them more accurately reflects the Company’s results and better enables management to compare financial results between periods. As a result of this change, our adjusted financial metrics now exclude opioid-related legal expenses. Prior period adjusted results throughout this document have also been adjusted to reflect this change. The impact of excluding these costs during the three months ended March 31, 2020 and 2019 is reflected in the Certain legal costs lines of each of the following reconciliation tables.
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP)
The following table provides a reconciliation of Net income (loss) (GAAP) to Adjusted EBITDA (non-GAAP) for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Net income (loss) (GAAP)	$129,930	$(18,573)
Income tax (benefit) expense	(136,332)	10,903
Interest expense, net	132,877	132,675
Depreciation and amortization (13)	134,958	162,733
EBITDA (non-GAAP)	$261,433	$287,738

Upfront and milestone-related payments (2)	1,750	939
Continuity and separation benefits and other cost reductions (3)	23,220	2,025
Certain litigation-related and other contingencies, net (4)	(17,176)	6
Certain legal costs (5)	15,536	16,689
Asset impairment charges (6)	97,785	165,448
Fair value of contingent consideration (7)	12,462	(37,501)
Gain on extinguishment of debt (8)	—	(119,828)
Share-based compensation (13)	12,455	24,733
Other (income) expense, net (14)	(13,974)	4,802
Other adjustments	(16)	84
Discontinued operations, net of tax (11)	27,651	5,961
Adjusted EBITDA (non-GAAP)	$421,126	$351,096

Reconciliation of Adjusted Income from Continuing Operations (non-GAAP)
The following table provides a reconciliation of our Income (loss) from continuing operations (GAAP) to our Adjusted income from continuing operations (non-GAAP) for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Income (loss) from continuing operations (GAAP)	$157,581	$(12,612)
Non-GAAP adjustments:
Amortization of intangible assets (1)	117,237	145,599
Upfront and milestone-related payments (2)	1,750	939
Continuity and separation benefits and other cost reductions (3)	23,220	2,025
Certain litigation-related and other contingencies, net (4)	(17,176)	6
Certain legal costs (5)	15,536	16,689
Asset impairment charges (6)	97,785	165,448
Fair value of contingent consideration (7)	12,462	(37,501)
Gain on extinguishment of debt (8)	—	(119,828)
Other (9)	(14,420)	1,534
Tax adjustments (10)	(173,575)	(23,526)
Adjusted income from continuing operations (non-GAAP)	$220,400	$138,773

Reconciliation of Other Adjusted Income Statement Data (non-GAAP)
The following tables provide detailed reconciliations of various other income statement data between the GAAP and non-GAAP amounts for the three months ended March 31, 2020 and 2019 (in thousands, except per share data):

Three Months Ended March 31, 2020
	Total revenues, net	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating income from continuing operations	Operating margin %	Other non-operating expense, net	Income from continuing operations before income tax	Income tax (benefit) expense	Effective tax rate	Income from continuing operations	Discontinued operations, net of tax	Net income	Diluted net income per share from continuing operations (12)
Reported (GAAP)	$820,405	$388,799	$431,606	52.6%	$291,454	35.5%	$140,152	17.1%	$118,903	$21,249	$(136,332)	(641.6)%	$157,581	$(27,651)	$129,930	$0.68
Items impacting comparability:
Amortization of intangible assets (1)	—	(117,237)	117,237		—		117,237		—	117,237	—		117,237	—	117,237
Upfront and milestone-related payments (2)	—	(542)	542		(1,208)		1,750		—	1,750	—		1,750	—	1,750
Continuity and separation benefits and other cost reductions (3)	—	(6,238)	6,238		(16,982)		23,220		—	23,220	—		23,220	—	23,220
Certain litigation-related and other contingencies, net (4)	—	—	—		17,176		(17,176)		—	(17,176)	—		(17,176)	—	(17,176)
Certain legal costs (5)	—	—	—		(15,536)		15,536		—	15,536			15,536	—	15,536
Asset impairment charges (6)	—	—	—		(97,785)		97,785		—	97,785	—		97,785	—	97,785
Fair value of contingent consideration (7)	—	—	—		(12,462)		12,462		—	12,462	—		12,462	—	12,462
Other (9)	—	—	—		—		—		14,420	(14,420)	—		(14,420)	—	(14,420)
Tax adjustments (10)	—	—	—		—		—		—	—	173,575		(173,575)	—	(173,575)
Exclude discontinued operations, net of tax (11)	—	—	—		—		—		—	—	—		—	27,651	27,651
After considering items (non-GAAP)	$820,405	$264,782	$555,623	67.7%	$164,657	20.1%	$390,966	47.7%	$133,323	$257,643	$37,243	14.5%	$220,400	$—	$220,400	$0.95

Three Months Ended March 31, 2019
	Total revenues, net	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating income from continuing operations	Operating margin %	Other non-operating expense, net	(Loss) income from continuing operations before income tax	Income tax expense	Effective tax rate	(Loss) income from continuing operations	Discontinued operations, net of tax	Net (loss) income	Diluted net (loss) income per share from continuing operations (12)
Reported (GAAP)	$720,411	$391,909	$328,502	45.6%	$312,562	43.4%	$15,940	2.2%	$17,649	$(1,709)	$10,903	(638.0)%	$(12,612)	$(5,961)	$(18,573)	$(0.06)
Items impacting comparability:
Amortization of intangible assets (1)	—	(145,599)	145,599		—		145,599		—	145,599	—		145,599	—	145,599
Upfront and milestone-related payments (2)	—	(661)	661		(278)		939		—	939	—		939	—	939
Continuity and separation benefits and other cost reductions (3)	—	—	—		(2,025)		2,025		—	2,025	—		2,025	—	2,025
Certain litigation-related and other contingencies, net (4)	—	—	—		(6)		6		—	6	—		6	—	6
Certain legal costs (5)	—	—	—		(16,689)		16,689		—	16,689	—		16,689	—	16,689
Asset impairment charges (6)	—	—	—		(165,448)		165,448		—	165,448	—		165,448	—	165,448
Fair value of contingent consideration (7)	—	—	—		37,501		(37,501)		—	(37,501)	—		(37,501)	—	(37,501)
Gain on extinguishment of debt (8)	—	—	—		—		—		119,828	(119,828)	—		(119,828)	—	(119,828)
Other (9)	—	—	—		—		—		(1,534)	1,534	—		1,534	—	1,534
Tax adjustments (10)	—	—	—		—		—		—	—	23,526		(23,526)	—	(23,526)
Exclude discontinued operations, net of tax (11)	—	—	—		—		—		—	—	—		—	5,961	5,961
After considering items (non-GAAP)	$720,411	$245,649	$474,762	65.9%	$165,617	23.0%	$309,145	42.9%	$135,943	$173,202	$34,429	19.9%	$138,773	$—	$138,773	$0.60

Notes to the Reconciliations of GAAP and Non-GAAP Financial Measures
Notes to certain line items included in the reconciliations of the GAAP financial measures to the Non-GAAP financial measures for the three months ended March 31, 2020 and 2019 are as follows:

(1)	Adjustments for amortization of commercial intangible assets included the following (in thousands):

	Three Months Ended March 31,
	2020	2019
Amortization of intangible assets excluding fair value step-up from contingent consideration	$116,420	$136,865
Amortization of intangible assets related to fair value step-up from contingent consideration	817	8,734
Total	$117,237	$145,599

(2)	Adjustments for upfront and milestone-related payments to partners included the following (in thousands):

	Three Months Ended March 31,
	2020		2019
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based	$542	$—	$661	$—
Development-based	—	1,208	—	278
Total	$542	$1,208	$661	$278

(3)	Adjustments for continuity and separation benefits and other cost reductions included the following (in thousands):

	Three Months Ended March 31,
	2020		2019
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Continuity and separation benefits	$627	$13,169	$—	$1,802
Accelerated depreciation charges	4,679	1,951	—	—
Other	932	1,862	—	223
Total	$6,238	$16,982	$—	$2,025
Included within the Continuity and separation benefits line are costs associated with certain continuity and transitional compensation arrangements for certain senior management of the Company.

(4)	To exclude adjustments to our accruals for litigation-related settlement charges and certain settlement proceeds related to suits filed by our subsidiaries.

(5)	To exclude opioid-related legal expenses.

(6)	Adjustments for asset impairment charges included the following (in thousands):

	Three Months Ended March 31,
	2020	2019
Goodwill impairment charges	$32,786	$86,000
Other intangible asset impairment charges	63,751	78,700
Property, plant and equipment impairment charges	1,248	748
Total asset impairment charges	$97,785	$165,448

(7)
To exclude the impact of changes in the fair value of contingent consideration liabilities resulting from changes to our estimates regarding the timing and amount of the future revenues of the underlying products and changes in other assumptions impacting the probability of incurring, and extent to which we could incur, related contingent obligations.

(8)	To exclude the gain on the extinguishment of debt associated with our March 2019 refinancing.

(9)	Other adjustments included the following (in thousands):

	Three Months Ended March 31,
	2020		2019
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Foreign currency impact related to the re-measurement of intercompany debt instruments	$—	$(7,094)	$—	$—
(Gain) loss on sale of business and other assets	—	(7,326)	—	1,534
Total	$—	$(14,420)	$—	$1,534

(10)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income and permanent book-tax differences at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates. Adjusted income taxes include current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

(11)	To exclude the results of the businesses reported as discontinued operations, net of tax.

(12)	Calculated as Net (loss) income from continuing operations divided by the applicable weighted average share number. The applicable weighted average share numbers are as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
GAAP	233,014	224,594
Non-GAAP Adjusted	233,014	231,634

(13)
Depreciation and amortization and Share-based compensation per the Adjusted EBITDA reconciliations do not include amounts reflected in other lines of the reconciliations, including Continuity and separation benefits and other cost reductions.

(14)	To exclude Other (income) expense, net per the Condensed Consolidated Statements of Operations.

Reconciliation of Net Debt Leverage Ratio (non-GAAP)
The following table provides a reconciliation of our Net income (loss) (GAAP) to our Adjusted EBITDA (non-GAAP) for the twelve months ended March 31, 2020 (in thousands) and the calculation of our Net Debt Leverage Ratio (non-GAAP):

Twelve Months Ended March 31, 2020
Net loss (GAAP)	$(274,133)
Income tax benefit	(131,555)
Interest expense, net	538,936
Depreciation and amortization (13)	585,087
EBITDA (non-GAAP)	$718,335

Upfront and milestone-related payments	$7,434
Continuity and separation benefits and other cost reductions	55,793
Certain litigation-related and other contingencies, net	(5,971)
Certain legal costs	64,129
Asset impairment charges	458,419
Fair value of contingent consideration	3,865
Share-based compensation (13)	46,864
Other income, net	(2,099)
Other adjustments	13,691
Discontinued operations, net of tax	83,742
Adjusted EBITDA (non-GAAP)	$1,444,202

Calculation of Net Debt:
Debt	$8,389,070
Cash (excluding Restricted Cash)	1,531,538
Net Debt (non-GAAP)	$6,857,532

Calculation of Net Debt Leverage:
Net Debt Leverage Ratio (non-GAAP)	4.7

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP net income and its components and diluted net income per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, the company stresses that these are Non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted EBITDA and Non-GAAP adjusted net income from continuing operations and its components (unlike GAAP net income from continuing operations and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance.
Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures. However, the Company does not provide reconciliations of projected non-GAAP financial measures to GAAP financial measures, nor does it provide comparable projected GAAP financial measures for such projected non-GAAP financial measures. The Company is unable to provide such reconciliations without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for asset impairments, contingent consideration adjustments, legal settlements, gain / loss on extinguishment of debt, adjustments to inventory and other charges reflected in the reconciliation of historic numbers, the amounts of which could be significant.
See Endo's Current Report on Form 8-K furnished today to the U.S. Securities and Exchange Commission for an explanation of Endo's non-GAAP financial measures.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused specialty branded and generics pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to the statements by Mr. Coleman, as well as other statements regarding product development, market potential, corporate strategy, optimization efforts, expected growth and regulatory approvals, together with Endo’s net income per share from continuing operations amounts, product net sales, revenue forecasts, the impact of and response to the COVID-19 pandemic and any other statements that refer to Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo.
All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: changing competitive, market and regulatory conditions; changes in legislation; Endo’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the timing or results of any pending or future litigation, investigations or claims or actual or contingent liabilities, settlement discussions, negotiations or other adverse proceedings; unfavorable publicity regarding the misuse of opioids; timing and uncertainty of any acquisition, including the possibility that various closing conditions may not be satisfied or waived, uncertainty surrounding the successful integration of any acquired business and failure to achieve the expected financial and commercial results from such acquisition; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Endo’s ability to obtain and successfully manufacture, maintain and distribute a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, the impact of and response to the COVID-19 pandemic and the impact of continued economic volatility, can materially affect Endo’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.
Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading "Risk Factors" in Endo’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 845-364-4833.

SOURCE Endo International plc
Media: Heather Zoumas-Lubeski, (484) 216-6829; Investors: Pravesh Khandelwal, (845)-364-4833
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